EXHIBIT 99.1


MARVEL NAMES ISAAC PERLMUTTER AS CEO

New York, New York - October 15, 2004 - The Board of Directors of Marvel Enterprises, Inc. (NYSE: MVL), a global entertainment licensing company, today announced that Isaac Perlmutter, 61, Marvel's Vice Chairman and largest shareholder, has been named Chief Executive Officer, effective January 1, 2005. He will replace President and Chief Executive Officer Allen S. Lipson, 61, who has decided to retire after over five years with the Company. The appointment of Mr. Perlmutter acknowledges his broad management experience, strategic vision and leadership, as well as his substantial contributions to the Company over more than ten years as a Director and as Vice Chairman. All division heads will report directly to Mr. Perlmutter.

Mr. Perlmutter has been actively involved in the management of the Company since acquiring its predecessor in 1990. He has served as a director of the Company since 1993, served as Chairman of the Board from 1993 to 1995, and was named Vice Chairman of the Board in 2001.

Mr. Lipson joined Marvel in 1999, as Executive Vice President, Business and Legal Affairs and Secretary, and played an instrumental role in the Company's turnaround. He became President and CEO on January 1, 2003. Prior to joining Marvel, Mr. Lipson was Vice President, Administration, General Counsel and Secretary of Remington Products Company L.L.C.

Morton E. Handel, non-executive Chairman of the Board, commented, "Isaac Perlmutter's appointment as CEO is an acknowledgement of his drive, talent and contributions which have enabled Marvel to emerge as a powerful global competitor with an unparalleled library of intellectual property and creative talent and a unique and highly profitable business model. As our talented senior management team, Board and employees work together to chart Marvel's next phase of growth, I cannot think of anyone more qualified to lead this exciting effort."

Mr. Handel added, "Allen Lipson has played an invaluable role in Marvel's turnaround since joining the Company in late 1999. Since then, Allen has been a critical part, and for the past two years has been the leader, of the management team that has led the Company through an extraordinary transformation. He leaves with Marvel debt-free, at a new level of global prominence, and with a record of strong financial performance. We thank him for the strong operational


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and financial position we now find ourselves in. We are sorry to see him go, and wish him well in his retirement."

About Marvel Enterprises
With a library of over 5,000 characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in three areas: licensing and entertainment (Marvel Studios), comic book publishing and toys (Toy Biz). Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television programming based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its publishing segment that continues to expand its leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's major licensees, delays and cancellations of movies and television productions based on Marvel characters, poor performance of major movies based on Marvel characters, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:

Matt Finick                                 Richard Land, David Collins
Marvel Enterprises                          Jaffoni & Collins
212/576-4035                                212/835-8500
mfinick@marvel.com                          mvl@jcir.com

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